UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2014

Hi-Crush Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-35630	90-0840530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Riverway Suite 1550 Houston, Texas	77056
(Address of principal executive office)	(Zip Code)

(713) 960-4777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

Contribution Agreement

On April 8, 2014, Hi-Crush Partners LP, a Delaware limited partnership (the “Partnership”), and Hi-Crush Augusta Acquisition Co. LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Acquisition Co.”), entered into a Contribution Agreement (the “Contribution Agreement”) with Hi-Crush Proppants LLC, a Delaware limited liability company (“Proppants”). Proppants currently owns 400,000 common units (the “Augusta Common Units”) representing membership interests in Hi-Crush Augusta LLC, a Delaware limited liability company (“Augusta”), and the Partnership currently owns 100,000 Augusta Preferred Units (as such term is defined in the First Amended and Restated Limited Liability Company Agreement of Augusta). Pursuant to the Contribution Agreement, the Partnership will convert its Augusta Preferred Units into 100,000 Augusta Common Units and Proppants will contribute 390,000 Augusta Common Units to Acquisition Co., and, in exchange, Acquisition Co. will pay Proppants $224.25 million in cash.

As of April 7, 2014, Proppants owned 13,640,351 subordinated units and 3,750,000 convertible Class B Units representing limited partner interests in the Partnership and wholly owns Hi-Crush GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”).

The Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner approved the transactions contemplated by the Contribution Agreement (the “Transactions”). The Conflicts Committee, composed of independent members of the Board of Directors of the General Partner, retained independent legal and financial advisors to assist it in evaluating and negotiating the Transactions. The Transactions are expected to close by mid-May 2014 and are subject to certain customary closing conditions, including, but not limited to, the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. There can be no assurance that all of the conditions to closing the Transactions will be satisfied.

Amendment to Supply Agreement

On April 8, 2014, Hi-Crush Operating LLC, a subsidiary of the Partnership, entered into an amendment to its supply agreement with FTS International Services, LLC (“FTSI”). The amendment significantly increases the number of committed volumes under the agreement, extends the term of the supply agreement and requires FTSI to pay a specified price for a specified minimum volume of frac sand each month.

The Partnership intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting that it be permitted to redact certain portions of the amendment to the supply agreement. The omitted material will be included in the request for confidential treatment. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the amendment to the supply agreement, a redacted copy of which will be attached as an exhibit to the periodic report filed by the Partnership reflecting the reporting period during which the amendment to the supply agreement was executed.

Item 2.02	Results of Operations and Financial Condition.

On April 8, 2014, the Partnership issued a press release announcing updated guidance for the first quarter of 2014. The Partnership also announced the acquisition of Augusta discussed in Item 1.01 above. The press release is being furnished with this Current Report on Form 8-K as Exhibit 99.1.

In accordance with General Instruction B.2 to Form 8-K, the information provided under this Item 2.02 and the information attached to this Form 8-K as Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Any financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Report is required to be filed.

(b)	Pro Forma Financial Information

Any pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Report is required to be filed.

(d)	Exhibits

Exhibit	Description

99.1	Press release dated April 8, 2014 announcing the acquisition of Augusta and updated guidance for the first quarter of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hi-Crush Partners LP

By:	Hi-Crush GP LLC, its general partner

Dated: April 8, 2014

By:	/s/ Laura C. Fulton
Name:	Laura C. Fulton
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated April 8, 2014 announcing the acquisition of Augusta and updated guidance for the first quarter of 2014.